Exhibit 4.1

SERVICES AGREEMENT FOR BRAZILIAN DEPOSITARY RECEIPT (BDRs) ISSUING DEPOSITARY BANK

By this Services Agreement for Brazilian Depositary Receipt Issuing Depositary Bank, hereinafter simply referred to as “Agreement”, the parties of which are:

(a) BANCO BRADESCO S.A., financial institution with its principal place of business in Núcleo Cidade de Deus, Vila Yara, no number, Osasco, State of São Paulo, enrolled with the National Corporate Taxpayers Register of the Ministry of Economy (CNPJ/ME) under No. 60.746.948/0001-12, herein presented by its legal representatives undersigned (“BRADESCO”); and

(b) NU HOLDINGS LTD., foreign company organized under the laws of Cayman Islands, with office in Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands, enrolled with the CNPJ/ME under No. 24.410.913/0001-44, herein duly presented by its legal representative (“PRINCIPAL”);

BRADESCO and PRINCIPAL jointly referred to as “Parties” or individually as “Party”.

RECITALS:

I. WHEREAS BRADESCO is a financial institution qualified and authorized, by the Central Bank of Brazil and the Brazilian Securities Commission (“CVM”), to provide services for the issue, deposit and bookkeeping of securities deposit certificates, pursuant to articles 27, 34, sole paragraph, and 43 of Law No. 6,404, of December 15, 1976, as amended (“LSA”), and CVM Resolution No. 33, of May 19, 2021; according to the relevant legislation, in particular, but not limited to, CVM Instruction No. 332, of April 4, 2000 (“ICVM 332”), and Resolution No. 3, of August 11, 2020, and the authorizations granted to it by the relevant authorities;

II. WHEREAS PRINCIPAL is a company with principal place of business abroad, issuer of shares that shall back BDRs, in process of registration with CVM as a foreign issuer, as well as of its BDR Program – Level III Sponsored pursuant to Article 3, item III, of ICVM 332; and

III. WHEREAS PRINCIPAL resolves to contract BRADESCO for the provision of Depositary Institution services within the scope of the BDR Program, which shall be backed by shares issued by it.

The Parties named and qualified above, undersigned, duly represented by their legal representatives, as set forth in their organizational documents or other documents, hereby agree to this Agreement, pursuant to the following sections and conditions:

SECTION ONE

DEFINITIONS

“Share(s)” – Class A Common Share(s) issued by PRINCIPAL.

“Central Bank” – Central Bank of Brazil.

“BDRs” – Brazilian Depositary Receipts, to be issued by BRADESCO under the terms of this Agreement and the applicable legislation, within the scope of a BDR Program – Level III, sponsored by PRINCIPAL. Each BDR shall (i) represent a percentage of a Share, which shall be timely defined at the time of launch of the initial public offering, and which shall be deposited with the Custodian, (ii) be issued by BRADESCO in registered book-entry form, integers, without fractions, and (iii) be negotiable on an organized over-the-counter market and on a stock exchange. Each BDR shall grant its holder all rights and benefits proportional to the percentage of Shares it represents, provided that the exercise of the rights granted to the Beneficiaries shall be subject to the terms and conditions set forth in this Agreement.

“Beneficiaries” – Individual or legal entity in whose name a BDR may be registered in BRADESCO’s deposit accounts held for this purpose.

“B3” – B3 S.A. - Brasil, Bolsa e Balcão.

“Brazilian Civil Code” – Law No. 10,406, of January 10, 2002, as amended.

“Custodian” – The Bank of New York Mellon, as agent of BRADESCO, for the purposes of this Agreement, and any other company that may in the future be appointed custodian by BRADESCO, subject to prior written acceptance by the CUSTODIAN.

“CVM” – Brazilian Securities Commission.

“Business Days” – Days in which banks are open in the Cities of São Paulo and New York.

“Proportion of BDRs’ Backing” – a percentage of a Share, defined according to the initial public offering.

SECTION TWO

PURPOSE

2.1. The purpose of this Agreement is to regulate the terms and conditions under which BRADESCO shall provide the Depositary Institution services, with the obligation to proceed with the issue, deposit and bookkeeping of PRINCIPAL’s Brazilian depositary receipts (the BDRs), under the terms of the applicable legislation.

SECTION THREE

DESCRIPTION OF THE SERVICES

3.1. Registration of the BDR Program with CVM – BRADESCO, as an issuing and depositary institution, together with PRINCIPAL, shall provide for registration with CVM of the Sponsored BDR Program – Level III.

3.2. Issue of BDRs – BRADESCO shall issue BDRs, in registered book-entry form, backed by PRINCIPAL’s Shares that are deposited in its name with the Custodian.

3.2.1. For the issue of BDRs, the Beneficiary, under its responsibility, may, at any time, instruct a Brazilian brokerage firm that acts together with a foreign brokerage firm to carry out the purchase and/or deposit of Shares abroad, with the purpose of backing the issue of BDRs in Brazil, making the deposit of the Shares with the Custodian.

3.2.2. In the purchase of Shares abroad, which shall back the issue of BDRs, the brokerage firm shall provide for the contracting and closing of exchange, with the specific nature for the BDR Program, in addition to the submission of the purchase brokerage bill and other documents that may be required by the financial institution responsible for closing the exchange.

3.2.3 Upon receiving the information related to the foreign exchange operations mentioned in Section 3.2.2 above, BRADESCO shall register the corresponding currency operations and the relevant changes in the ownership records of the BDRs in the registry books: (i) the Custodian shall receive the information from the Brazilian custody agent or brokerage firm, stating which custody agent and customer in Brazil should receive the BDRs; (ii) upon receipt of the information, the Custodian shall inform BRADESCO of the Shares received by the Custodian through communication from PRINCIPAL or any other accepted in this Agreement; (iii) the fees related to the issue of BDRs shall be transferred to the Beneficiary as described in item 4 of Exhibit I to this Agreement; and (iv) all documents relevant to the BDRs purchase process shall be sent to BRADESCO.

3.3. Only after delivery of: (i) Beneficiaries’ information (communication from PRINCIPAL); (ii) issue fee; (iii) instruction to issue BDRs; (iv) copy of the FX agreement for payment of Shares abroad; (v) copy of the brokerage bill, and (vi) verification of documents, BRADESCO shall issue the relevant BDRs.

3.4. Information to the Central Bank, CVM and Relevant Authorities – BRADESCO shall communicate to the Central Bank and other relevant authorities, in the manner and within the term provided for in the regulations in force, about the operations that occurred in relation to the BDRs, including, without limitation, the name of the Beneficiaries, as amended from time to time, and the cancellation of BDRs.

3.4.1. BRADESCO agrees to provide CVM, at any time and within the term that may be determined by the latter, any information and documents relating to the approved BDR Program and the issued BDRs, keeping the statements that reflect the daily operation of issued and canceled BDRs up to date and available.

3.5. Implementation of data – BRADESCO shall implement in its system the name and qualification of the Beneficiaries, the respective number, type and form of the BDRs and any existing liens, according to the reports provided by the Custodian through communication from PRINCIPAL, by PRINCIPAL, or by B3, as set forth section 3.2.2 above.

3.6. Registration of BDRs – BRADESCO shall maintain, on behalf of each Beneficiary, or on behalf of B3, for investors who wish to hold their BDRs in custody, a registration of the BDRs, being responsible for the bookkeeping, control and custody of the books, keeping CVM informed and available to it any and all facts related to the BDRs or PRINCIPAL.

3.6.1. The BDRs may be kept in custody at B3, and it is possible to withdraw from custody for registration in PRINCIPAL’s BDRs Registry Book maintained by BRADESCO.

3.6.2. Ownership of the BDRs shall be presumed through the extract to be provided by BRADESCO to the BDR holders who maintain their certificates in the BDRs Registry Book, and through the custody extract to be provided by B3 to the BDR holders who hold their certificates in custody at the latter institution.

3.7. Information to PRINCIPAL – BRADESCO shall provide PRINCIPAL with access to the records of the BDRs, and shall also provide PRINCIPAL, if requested by its representative, with the following documents:

(i) daily list of the names of the Beneficiaries and the gross, net and withholding income tax amounts, relating to the payment of dividends and other income;

(ii) ratio of the total gross, net and withholding income tax amounts, relating to the payment of dividends and other income, according to the frequency required by tax legislation;

(iii) list or magnetic tape annually provided with the name of the Beneficiaries and the gross, net and withholding income tax amounts, relating to the payment of dividends and other income;

(iv) list of each trade carried out by the holder of the BDRs, with the information provided by the non-organized over-the-counter market or by the stock exchange where they are traded;

(v) monthly list of the names of the Beneficiaries and the position of each one;

(vi) daily list, and at the end of the preferential and unsubscribed terms, of the name and qualification of the subscribers, the number of PRINCIPAL’s Shares subscribed relevant to the BDRs, and the amounts received;

(vii) list of the names of BDR holders relating to any date chosen by PRINCIPAL and, in particular, on specific cut-off dates for the purpose of attending PRINCIPAL’s corporate events, including, but not limited to, that of Beneficiaries for shareholders’ meetings.

(vii.i) exclusively in relation to the BDRs held in custody at B3, the availability to PRINCIPAL is subject to the submission of the necessary information, in a timely manner, by B3 to BRADESCO.

3.7.1. Other specific information and services requested or in a specific layout to be provided/required by PRINCIPAL, or that are not within the information made available by BRADESCO during the services provided, shall be subject to the availability of BRADESCO’s systems, and shall be carried out upon acceptance by PRINCIPAL of budget to be carried out for the execution of the services.

3.8. Information to Beneficiaries, usufructuaries and trustees – BRADESCO shall provide Beneficiaries, usufructuaries and trusteeswith the following documents:

(i) BDRs account statement whenever requested and, if not, once a year;

(ii) dividend payment notice;

(iii) reports for the purpose of income tax return;

(iv) within a maximum period of one (1) business day counted as from the date of receipt of the information from PRINCIPAL, reports in order to make the decisions public, as well as all other corporate actions and communications from PRINCIPAL (information to owners or holders of their shares, voting procedures, tabulation of votes, etc.) that affect BDRs or the rights and prerogatives attached thereto.

3.8.1. BRADESCO undertakes to develop and have available the electronic reporting system set forth in item (iii) of section 3.8, provided that BRADESCO shall not send any printed correspondence to investors without PRINCIPAL’s knowledge and authorization.

3.9. Bookkeeping and record of books and documents – BRADESCO shall book the opening and closing instruments, promoting the registration with the relevant agency through BDRs registry books.

3.9.1. The BDRs registry book shall record the total number of BDRs, as well as issues, cancellations and amendments arising from corporate events, such as stock splits, reverse splits, redemptions, stock dividends, among others.

3.9.2. BRADESCO shall from time to time reconcile the BDRs recorded in the BDRs Registry Book with the total number of Shares deposited with the Custodian.

3.9.3. The BDRs registry book shall contain the individual BDR holders, as well as the total number of BDRs on behalf of B3, as the trustee of the certificates, which shall be blocked for deposit in a custody account in such entity.

3.10. BRADESCO shall carry out the storage and microfilming of corporate books related to the service provided and the films used in the microfilming of PRINCIPAL’s books and documents.

3.11. Dividends and Distributions:

3.11.1. Cash Distributions – Whenever BRADESCO receives any cash dividend or other cash distribution on any PRINCIPAL’s Shares, BRADESCO, through the execution of a FX agreement, shall convert such dividend or distribution into BRL and distribute the net amount thus received to the Beneficiaries entitled thereto, in proportion to the number of BDRs held by them respectively; provided, however, that in the event that PRINCIPAL or BRADESCO is required to withhold and actually withheld such cash dividend or such other cash distribution, an amount due to taxes, the amount distributed to the BDRs Beneficiary shall be reduced accordingly. BRADESCO shall only distribute the amount that may be distributed without allocating to any Beneficiary a fraction of a penny by rounding it to the next whole penny of a lower value. PRINCIPAL shall not pay interest or any other compensation for the period between the date on which dividends and other cash distributions are paid abroad and the date on which the funds are credited to the Beneficiaries in Brazil, provided that PRINCIPAL simultaneously discloses abroad and in Brazil the information on the payment of dividends and other cash distributions.

3.11.2. Distributions in PRINCIPAL’s Shares (Stock Dividend/Stock Split) – With due regard for the corporate acts of PRINCIPAL, in the event that any allocation of any PRINCIPAL’s Shares occurs in shares, BRADESCO shall automatically convert, and provided that permitted by applicable law, the same into BDRs, subject to the terms and conditions of this Agreement, registering them on behalf of the right-holder in proportion to the number of BDRs held by the right-holder respectively. However, with due regard for PRINCIPAL’s bylaws or articles of association, in the event of allocating a fraction of BDR to one or more Beneficiaries, BRADESCO shall sell the number of PRINCIPAL’s Shares received representing the sum of the fractional parties allocated and shall distribute the net amount received as set forth in Section 3.11.1.

3.11.3. PRINCIPAL shall not pay interest or any other compensation for the period between the date on which the fractions insufficient to form a BDR are assigned and transferred to BRADESCO and the date on which the funds obtained from the sale of the fractions are delivered to the Beneficiaries.

3.11.4. Other distributions – Whenever BRADESCO receives distributions other than those set forth above, BRADESCO shall distribute them to eligible Beneficiaries in proportion to the number of BDRs held by them respectively, provided that in accordance with applicable law. If, in BRADESCO’s opinion, such division may not be carried out proportionately, BRADESCO may choose any method it deems equitable and feasible for the purpose of executing such distribution.

3.11.5. Method of Payment to the Beneficiaries – Payments to the Beneficiaries shall be made within three (3) business days after receipt by BRADESCO, in Brazil, of said funds, in the following modalities:

(i) by credit to B3, in the case of Beneficiaries who hold BDRs in custody at B3. B3, in turn, shall carry out the distribution to custody agents and brokerage firms, who/which shall be responsible for making the credits to the Beneficiaries registered in their records;

(ii) by crediting the current account, as indicated, that the Beneficiary maintains with BRADESCO;

(iii) by remittance of DOC – Credit Transfer Document or TED – Electronic Funds Transfer for credit to a current or payment account, as indicated, that the Beneficiary maintains with another financial or payment institution, BRADESCO not being responsible for the delay in crediting the amount caused by the financial institution to which the DOC or TED shall be sent.

(iv) personally to the Beneficiary, upon his/her attendance at any of the locations indicated in Section 10, when he/she does not have a bank or payment account.

(v) BRADESCO shall not remit dividends abroad.

3.12. Preemptive Rights and Subscription of PRINCIPAL’s Shares, Securities and any other rights applicable to the BDRs – After being informed about the granting of preemptive rights to subscribe for bonds and securities, BRADESCO shall notify the Beneficiaries and B3 about the granting of this right, requesting the Beneficiaries to express their interest in exercising the right or disposing of it, and PRINCIPAL shall responsible for disclosing this fact to the Brazilian market as provided for in the applicable regulations.

3.12.1. PRINCIPAL or the Custodian shall be responsible for informing BRADESCO of the number of bonds and securities that may be subscribed, as well as the proportion for the exercise of this right by the Beneficiaries. PRINCIPAL or the Custodian shall also be responsible for informing BRADESCO of other information relating to the exercise of preemptive rights, such as (i) the issue price of the bonds and securities, which shall be converted into national currency and subject to the relevant fees; (ii) the period for exercising the subscription right; (iii) the deadline for BDR holders to express their interest to BRADESCO; (iv) the treatment of any unsubscribed shares; and (v) other information that has been disclosed abroad.

3.12.2. The subscription price of bond and securities to be paid by BDR holders shall consist of the sum of the following items: (i) subscription price in foreign currency converted into national currency at the PTAX sale rate, published by the Central Bank, on the day prior to sending the subscription information that BRADESCO discloses to the market; (ii) exchange rate change verified up to the payment date, added to the issue fee per BDR, indicated in item 4 of Exhibit I to this Agreement.

3.12.3. For BDR holders that are held in custody at B3, the latter shall individually credit the subscription rights to each BDR holder, through brokerage firms or custody users, who/which shall inform their customers, who/which shall choose to subscribe or sell the subscription rights in Brazil, or even not exercise any of the options above. BDR holders that have their certificates registered in the BDRs registry book shall receive from BRADESCO the subscription instrument, through which they shall be able to exercise their right or transfer it to another investor.

3.12.4. The brokerage firm or custody agent shall exercise the right on behalf of the Beneficiaries before B3, making the payment to the latter, which shall settle the transaction, crediting the corresponding amounts to BRADESCO, including the amount referring to the fees described in sub-item 3.12.2. The BDRs subscribed with BRADESCO shall be settled in the institution itself.

3.12.5. BRADESCO shall receive from the brokerage firms, which provide custody services through B3, the amounts necessary to pay for the subscription, plus the fees indicated in sub-item 3.12.2, and shall provide for closing of exchange for remittance abroad of the amounts due in favor of the Custodian.

3.12.6. The Custodian shall receive the amount corresponding to the issue price of the Shares in foreign currency and shall be responsible for making the respective payment to PRINCIPAL, receiving the Shares, which shall be deposited on behalf of BRADESCO with the Custodian, backing the BDRs to be issued in Brazil.

3.12.7. PRINCIPAL shall not pay interest or any other compensation for the period between the date on which the bonds and securities are subscribed and the date on which they are delivered to the Beneficiaries.

3.13. Stock split, reserve split and stock dividend – With due regard for the provisions of PRINCIPAL’s by-laws or articles of association, BRADESCO shall amend the registration of the BDRs in cases of stock split, reverse split or stock dividend credit, in proportion to the rights corresponding to them.

3.14. Beneficiaries shall not be offered rights or any other prerogatives that are or result in being illegal or not accepted by current Brazilian legislation, or the availability of which to the Beneficiaries is impracticable.

3.15. Cancellation of BDRs – With due regard for the provisions of PRINCIPAL’s by-laws or articles of association, BDRs may be canceled at any time, upon delivery of BDRs to BRADESCO for the purpose of obtaining PRINCIPAL’s Shares represented by them, payment of the applicable taxes and fees and the execution of a BDRs cancellation instrument and other documents that may be necessary to comply with all legal obligations, and the relevant Beneficiaries shall receive, as soon as possible, PRINCIPAL’s Shares represented by the delivered BDRs, provided that it shall not be possible to cancel the number of BDRs that result in a fraction of Company’s Share.

3.15.1 As soon as any Beneficiary has delivered their BDRs to BRADESCO, as set forth in Section 3.15. above, BRADESCO shall instruct the Custodian to deliver PRINCIPAL’s Shares represented by the canceled BDRs to such Beneficiary, the delivery of which shall take place at the Custodian’s central office or at any other place agreed between the Custodian and the relevant Beneficiary.

3.16. Exercise of Voting Rights – The Beneficiaries shall have the right to instruct BRADESCO to exercise the vote corresponding to the Shares deposited with the Custodian, exclusively in relation to matters in which such Shares have voting rights, as set forth in PRINCIPAL’s bylaws.

3.16.1. PRINCIPAL, when calling a general shareholders’ meeting in which the Shares have voting rights, shall send the call notice to BRADESCO, already translated into Portuguese, on the same date of its disclosure to the market, so that BRADESCO may notify the Beneficiaries.

3.16.2. Upon receipt of the call notice as set forth in Section 3.16.1 above, BRADESCO, as soon as possible, shall send a communication to the Beneficiaries, at the addresses they maintain with BRADESCO and/or registered with B3 and the relevant brokerage firms or custody agents, which shall contain: (a) the information included in the call notice received by BRADESCO, (b) a statement that the Beneficiaries shall have the right to send their expression of vote to BRADESCO no later than five (5) business days before the meetings are held, by filling in the voting instructions according to the form to be sent together with the aforementioned communication; the voting instructions may be delivered via facsimile, mail or in person, to the addresses to be indicated by BRADESCO in the relevant communication, within the aforementioned period.

3.16.3. BRADESCO, upon receiving the correspondence in a timely manner to pass on the information, with the relevant voting instructions, shall tabulate and send the information to the Custodian, through a message from PRINCIPAL, correspondence in a .pdf file, SWIFT message or facsimile, within the shortest possible period before the meetings are held or according to the applicable regulatory period. The Custodian, upon receiving the information, shall vote or appoint a proxy to vote at the relevant shareholders’ meeting, in accordance with the voting instructions received from BRADESCO.

3.16.4. BRADESCO and its agents shall not be responsible for failure resulting from non-receipt of the voting instructions or non-receipt of such instructions in a timely manner.

3.16.5. In any case, BRADESCO shall not have the right to exercise, on a discretionary basis, the voting rights relating to the Shares backing the BDRs.

3.16.6. If BRADESCO does not receive voting instructions from all Beneficiaries by the stipulated date, BRADESCO shall exercise the voting rights considering only the instructions received from the Beneficiaries who expressed their interest within the specified period.

3.17. Service location – The Beneficiaries shall be serviced at the locations mentioned in Section Ten of this Agreement.

3.17.1. BRADESCO may change the service locations, upon written communication to PRINCIPAL and the Beneficiaries.

3.18. Chargeable Fees from the Beneficiaries – Within the scope of this Agreement, BRADESCO may charge the Beneficiaries the fees agreed from time to time with PRINCIPAL, which shall be included in this Agreement as Exhibit I.

3.19. Maintenance of Authorizations and Records—During the term of effectiveness of this Agreement, BRADESCO agrees to maintain in full force all government authorizations necessary for the provision of the services subject matter of this Agreement.

SECTION FOUR

OBLIGATIONS OF THE PARTIES

4.1. In addition to the obligations already listed throughout this Agreement, PRINCIPAL agrees to:

4.1.1. On the stipulated date, PRINCIPAL agrees to credit the current account to be designated by BRADESCO with the amount of the compensation indicated in Section Six regarding the provision of the services herein agreed, as well as agrees to:

4.1.2. Ensure that the Shares backing the BDRs remain deposited on behalf of BRADESCO in the account that it maintains with the Custodian.

4.1.3. Deliver to the Custodian the funds related to dividends, stock dividends and other cash distributions corresponding to the BDRs.

4.1.4. Keep BRADESCO permanently informed about its resolutions related to the services herein agreed.

4.1.5. Communicate to BRADESCO, on the date they are called abroad, of the holding of any corporate events, including meetings, in a timely manner so that BRADESCO may comply with the terms of this Agreement.

4.1.6. Do not perform or grant powers for a third party to perform any act related to the service contracted herein without the prior consent of BRADESCO.

4.1.7. Pay and/or collect all future taxes and fees that may be due, on their maturity date, to the relevant authorities, the responsibility of which is assigned by the applicable legislation.

4.1.8. Simultaneously disclose in Brazil the information disclosed abroad, including material facts and corporate events decided abroad.

4.2. In addition to the events set forth above, PRINCIPAL agrees to carry out all publications required by the applicable legislation and regulations. If BRADESCO is required to make any publication on behalf of PRINCIPAL under the terms of the applicable regulations, PRINCIPAL shall refund the amounts spent by BRADESCO for this purpose.

4.3. In addition to the obligations already listed throughout this Agreement, BRADESCO agrees to:

4.3.1. Keep the registration of the BDR Program updated with CVM, as well as request from CVM any changes to the BDR Program requested by PRINCIPAL, using the information provided by PRINCIPAL for this purpose;

4.3.2. Issue the BDRs according to the backing of the Shares deposited with the CUSTODIAN;

4.3.3. In relation to the BDRs held in its custody, register the transfers of BDRs and their relevant annotations in the book-entry system for the registration of BDRs;

4.3.4. Upon PRINCIPAL’s request, register in B3’s system the BDRs that may be admitted to trading in such entity’s trading environments;

4.3.5. Adopt, in the performance of its duties and in the fulfillment of its obligation, the same standard of care that it exercises in relation to its own assets, observing the professional principles and standards of normal diligence, prudence and expertise for certificate issue activities;

4.3.6. Take responsibility for proven acts or omissions that are attributable to it and that cause the deterioration or perishing of the BDRs or the rights attached thereto;

4.3.7. Transfer to B3 the funds paid to it by PRINCIPAL, directly or through the CUSTODIAN, relating to the cash distributions to which the BDR holders registered in B3’s system are entitled, as well as the funds obtained from the sale of fractions of BDRs in B3, if applicable;

4.3.8. Maintain in full force all legal authorizations necessary to provide the services set forth in this Agreement;

4.3.9. Pursuant to article 5, paragraph five, of CVM Instruction 332, provide CVM, at any time and within the period that may be determined by the latter, with any information and documents relating to the BDR Program and the BDRs; and

4.3.10. Observe the procedures for discontinuing the BDR Program that are established by the stock exchange or entity of the organized over-the-counter market in which they are traded.

SECTION FIVE

BENEFICIARIES’ RIGHTS

5.1. Each BDR shall grant its holder all rights and benefits proportional to the percentage of the Share it represents, provided that the Beneficiaries are not PRINCIPAL’s shareholders and the exercise of the rights granted to the Beneficiaries is subject to the terms and conditions set forth in this Agreement.

5.2. The Beneficiaries may, at any time and upon payment of the fee indicated in item 4 of Exhibit II to this Agreement, if applicable, in accordance with the provisions of section 3.14 above, request that the BDRs held by them be canceled and thus receive PRINCIPAL’s Shares represented by the canceled BDRs, provided that it shall not be possible to cancel the number of BDRs that result in a fraction of Company’s Share. BRADESCO may require the Beneficiaries to present documents that evidence their identity and ownership of the BDRs. BRADESCO may refuse to cancel the BDRs of the Beneficiaries who/which have not complied with their tax, FX or other obligations relating to the investment in the BDRs.

SECTION SIX

COMPENSATION AND COSTS

6.1. For the services provided and as a reimbursement of incurred costs, PRINCIPAL shall pay BRADESCO the compensation indicated in Exhibit II, in accordance with the provisions established therein.

SECTION SEVEN

POWER OF ATTORNEY AND AUTHORIZATIONS

7.1. PRINCIPAL hereby irrevocably and irreversibly appoints and constitutes BRADESCO as its attorney-in-fact, in accordance with articles 653, 683, 686 and its sole paragraph of the Brazilian Civil Code, to which it grants special and specific powers to represent it in the performance of the acts necessary for the provision of the services contracted herein, especially to record transfers, operations and blocking of assets, execute resolutions of its Annual and Special General Meetings, of the Board of Directors or its Executive Board, pay willful events, give and receive release, sign instruments of Opening and Closing of Corporate Books intended for the registration of shares, represent it before the BDR holders, departments of the Registry of Commerce, Boards of Commerce in general, Collection Agencies of the Ministry of Finance, Stock Exchange, B3, Central Bank, CVM, brokerage firms and distribution companies, and financial institutions in general, exclusively aiming at the achievement of the subject matter of the Agreement, the delegation of powers being permitted, in whole or in party.

7.2. BRADESCO shall strictly observe the instructions given to it by PRINCIPAL to execute the power of attorney granted to it. Therefore, the execution of any other legal transaction alien to this Agreement is forbidden.

7.3. BRADESCO is authorized by PRINCIPAL, irrevocably and irreversibly, to provide information from the database of BDR holders or deposit accounts to regulatory and supervisory agencies and courts when requested, as well as to accept blocking orders for BDRs registered in the deposit accounts, provided that BRADESCO shall notify PRINCIPAL as soon as it receives a request for information from regulatory and supervisory agencies and courts, as well as any blocking orders for BDRs registered in the deposit accounts.

SECTION EIGHT

TERM OF EFFECTIVENESS AND TERMINATION

8.1. This Agreement is executed for an indefinite period of time, provided that, until the eighteenth (18th) month, counted as from the date of execution of this instrument (“Minimum Term”), the Agreement may not be terminated by any of the Parties.

8.1.1. After the expiration of the Minimum Term, this Agreement may be terminated, at any time, by any of the Parties, without the right to compensation or indemnification, upon notice from the interested Party to the other Party, at least one hundred and eighty (180) days in advance, counted as from the receipt of the communication by the other Party.

8.2. BRADESCO, after the expiration of the Minimum Term, may resign the position of Depositary Institution, as set forth herein, upon notice delivered to PRINCIPAL, which shall only enter into full force and effect after (i) the expiration of the period of one hundred and eighty (180) days counted as from the delivery date or (ii) the appointment, by PRINCIPAL, of a new depositary agent (“New Depositary”) and the express acceptance, by the New Depositary, of such appointment, whichever occurs first, provided that the Parties may negotiate, by mutual agreement, to continue this Agreement for a period longer than the period mentioned in this section.

8.3. PRINCIPAL, after the expiration of the Minimum Term, may remove BRADESCO from the position of Depositary Institution, as set forth herein, upon notice delivered to BRADESCO, which shall only enter into full force and effect after (i) the expiration of the period of one hundred and eighty (180) days counted as from the delivery date or (ii) the appointment, by PRINCIPAL, of a New Depositary and the express acceptance, by the New Depositary, of such appointment, whichever occurs first.

8.4. In both cases described in sections 8.2 and 8.3 above, BRADESCO, within a maximum period of two (2) business days counted as from the delivery of the notice (in the case of Section 8.2) or the receipt thereof (in the case of Section 8.3), shall communicate in writing this fact to the Beneficiaries, by means of correspondence sent to the addresses of the respective brokerage firms or custody agents, and PRINCIPAL shall disclose such fact to the Brazilian market as provided for in the applicable regulations.

8.5. In the event of BRADESCO’s resignation or removal, in the manner and within the periods set forth in Sections 8.2 and 8.3 above, PRINCIPAL shall use its best efforts to appoint a New Depositary.

8.5.1. Immediately after the appointment of the New Depositary, PRINCIPAL shall notify BRADESCO of this fact. BRADESCO, immediately upon receipt of such notice, shall transfer to the New Depositary the registry of Beneficiaries and all rights and powers held by it due to the position of Depositary Institution, including, without limitation, ownership of PRINCIPAL’s Shares backing the BDRs.

8.6. As soon as PRINCIPAL has appointed a New Depositary, BRADESCO, provided that PRINCIPAL has complied with all its obligations defined in Section Four, agrees to:

(i) immediately provide PRINCIPAL or the New Depositary with all information and documents that it may possess as a result of the services provided;

(ii) facilitate the transfer of the BDRs, books, records and other information relating thereto to PRINCIPAL or the New Depositary, including making its qualified personnel available for such transfer, within a period to be determined at the time;

(iii) provide the services stipulated herein until the actual transfer thereof to the New Depositary.

8.7. The Beneficiaries, within a maximum period of ninety (90) days, counted as from the date of BRADESCO’s resign or removal, as Depositary Institution of the BDR Program, with due regard for the bylaws or articles of association, may request BRADESCO to cancel their BDRs, pursuant to the regulations then in force and the receipt of PRINCIPAL’s Shares backing these BDRs, provided that it shall not be possible to cancel the number of BDRs that result in a fraction of Company’s Share.

8.8. After the expiration of the period of ninety (90) days for the request to cancel the BDRs mentioned in Section 8.7 above, if there are still issued and outstanding BDRs, BRADESCO shall no longer register any transfer of ownership of these BDRs, as well as make any distribution to the Beneficiaries of assets and/or funds received by it, for the benefit of the Beneficiaries, as depositary agent of the BDRs. However, BRADESCO shall continue to cancel BDRs and accrue the assets and funds received by it, for the benefit of the Beneficiaries, as Depositary Institution of the BDRs.

8.9. Upon expiration of the period of one (1) year counted as from the end of the period of ninety (90) days for the request to cancel the BDRs mentioned in Section 8.8 above, BRADESCO shall cancel the BDRs then outstanding and sell PRINCIPAL’s Shares backing these BDRs, as well as the assets that have been accrued and not distributed to the Beneficiaries, as set forth in Section 8.9 above. The funds thus obtained, together with the funds accrued for the benefit of the Beneficiaries and not distributed to them, as set forth in Section 8.9 above, shall be deposited in a single bank account, without compensation, and shall be used for payment to the Beneficiaries, who/which may claim to BRADESCO the receipt of the amounts corresponding to their BDRs, discounting any and all maintenance fees, charges or taxes, of any nature, levied on the funds held in this bank account.

8.11. Notwithstanding the provisions of Sections 8.1 to 8.10 above, this Agreement may be immediately terminated by written communication, with due regard for, however, the provisions of section 8.6 above:

(i) in case of non-compliance with any contractual obligation; not cured within fifteen (15) business days of receipt of the notice informing such non-compliance;

(ii) if either Party:

a) goes bankrupt, files for judicial reorganization or initiates out-of-court reorganization procedures, has its bankruptcy, intervention or liquidation required;

b) has its authorization to provide the services contracted herein revoked.

SECTION NINE

AUTHORIZED AND CONTACT PERSONS

9.1. BRADESCO shall only provide information and/or comply with PRINCIPAL’s orders signed by the legal representatives, attorneys-in-fact appointed by power of attorney or indicated in the List of Authorized Persons (“Authorized Persons”).

9.1.1. Orders may be sent in writing or by electronic means (via Internet, email or facsimile), provided that the means used may identify the legal representative and/or person authorized by PRINCIPAL.

9.1.2. In cases where communication is sent by electronic means (via Internet, email or facsimile), PRINCIPAL shall confirm receipt of the orders by BRADESCO.

9.1.3. PRINCIPAL agrees to immediately notify BRADESCO of the changes, inclusions and exclusions of any Authorized Person or data informed, updating the List of Authorized Persons.

9.1.4. Instructions transmitted by the Authorized Persons shall be accepted by BRADESCO, until notified otherwise in writing by PRINCIPAL.

9.1.5. In case of ambiguity in the instructions transmitted by any of the Authorized Persons, BRADESCO shall:

(i) immediately inform in writing the issuer of the instruction regarding this ambiguity; and

(ii) refuse to comply with these instructions until the ambiguity is cured.

9.2. It is agreed between the Parties that the communications between them, set forth in this Agreement, as necessary to achieve the provision of the services agreed herein, to be considered valid, shall be made in a clear, complete, secure and timely manner, by the means set forth in this Agreement, always confirming the receipt immediately, directed and received by people with powers to do so.

9.3. BRADESCO, without any liability, shall comply with the instructions it believes in good faith to have been given by PRINCIPAL’s Authorized Persons, provided that it has taken all the precautions set forth in this Agreement in order to ensure that the instructions have been given by Persons Authorized.

9.4. All notices and communications between the Parties required or permitted under this Agreement shall be in writing and delivered to each party by facsimile, certified letter (return receipt requested) or by personal delivery to the following addresses:

(i) If to PRINCIPAL, to the persons and addresses on the List of Authorized Persons;

PRINCIPAL: NUBANK

Departamentos Jurídico e de Relação com Investidores (Legal and Investor Relations Departments)

Rua Capote Valente, n° 39 – Pinheiros

CEP: 05409-000

São Paulo, SP, Brasil.

Phone: 0-55-11-4020-0185

Facsimile: 0-55-11-4020-0185

emails: beatriz.outeiro@nubank.com.br/marco.araujo@nubank.com.br/ ir@nubank.com.br

(ii) If to BRADESCO:

BANCO BRADESCO S.A.

Núcleo Cidade de Deus—Prédio Amarelo, 1° andar, Vila Yara, s/n°

CEP: 06029-900.

Osasco, São Paulo, Brasil.

Phone: 0-55-11-3684-4522

Facsimile: 0-55-11-3684-5645

e-mails: bradescocustodia@bradesco.com.br/dac.dr@bradesco.com.br/ dac.escrituraçao@bradesco.com.br

SECTION TEN

SERVICE TO BDR HOLDERS

10.1. The service to BDR holders or their legal representatives shall be made through BRADESCO branches, distributed throughout the national territory, for the purpose of providing position information, earnings, other information and process registration requests related to BDRs issued by PRINCIPAL, and BDR holders or their legal representatives shall present themselves with identification and representation documents.

SECTION ELEVEN

CONFIDENTIALITY

11.1. The Parties, their officers, employees and representatives on any account shall maintain confidentiality regarding all information to which they have access as a result of the execution of this Agreement.

11.2. For the purposes of this Agreement, all documents, general, commercial or operational information, assessments, reviews, interpretations or other data that have not been published lawfully and without breach of this Agreement, regarding the Parties, their customers and individuals or legal entities with which they maintain a relationship, are considered confidential, jointly or individually referred to as confidential information.

11.3. The following are not considered confidential information:

(a) information that is or becomes public domain without the interference of either Party; or

(b) information that is known to either Party or its representatives before the beginning of the negotiations that resulted in this Agreement.

11.4. The Parties may only reveal any confidential information to a third party upon prior written authorization from the party that owns the information.

11.5. If either Party, by determination of a public authority or as a result of a court order, has to reveal any confidential information, it shall proceed as follows:

(a) shall immediately inform the Party, which owns the confidential information, regarding the order of the public authority or the judge, unless the information contains a prohibition in this regard; and

(b) shall provide all the information and subsidies that may be necessary so that the holder of the confidential information, at its discretion, may defend itself against the disclosure of any confidential information.

11.6. It is forbidden the use of the confidential information for any purpose other than:

(a) the normal performance of this Agreement; or

(b) the maintenance of records and files obtained by legislation.

11.7. In addition to constituting a breach of contract, breach of the confidentiality duty, including that committed by its employees, officers and representatives on any account, compels the infringing Party to pay indemnity for the damage caused to the Party that owns the information, which shall be duly assessed by final and non-appealable court decision.

11.8. The payment of indemnity does not release the Parties, their officers, employees and representatives on any account from continuing to comply, as appropriate, with the confidentiality duty, as set forth in this Agreement.

11.9. Whatever the cause of dissolution of this Agreement, the Parties shall continue to be bound, by themselves and their officers, employees and representatives on any account, to observe the confidentiality duty, including for a period of two (2) years after its termination, under penalty to indemnify the damage caused.

SECTION TWELVE

GENERAL PROVISIONS

12.1. The omission or forbearance of the Parties in demanding strict compliance with the terms and conditions of this Agreement shall not constitute novation or waiver, nor shall it affect their rights, which may be exercised at any time.

12.2. This Agreement is executed in favor of all Beneficiaries, pursuant to the provisions of article 436 of the Brazilian Civil Code, and Parties are prohibited from innovating under the terms of article 438 of the Brazilian Civil Code.

12.3. This Agreement may be freely amended by means of an instrument signed by PRINCIPAL and BRADESCO, without consent of the BDR holders. Any inclusions, exclusions or changes to existing sections shall be recorded in an amendment duly signed by the Parties, which shall become an integral part of this Agreement.

12.3.1. Any amendment that substantially impairs any right of the Beneficiaries shall only enter into force with respect to outstanding BDRs after the expiration of a period of thirty (30) days counted as from the date on which such amendment is notified to the Beneficiaries holding outstanding BDRs through written communication sent to each BDR holder, at the addresses included in the BDRs registry book, at the respective brokerage firms or custody agents.

12.3.2. The consent of the Beneficiaries, in relation to any amendment that substantially impairs any of their rights, shall be presumed if, after the expiration of the period of thirty (30) days mentioned above, these Beneficiaries continue to hold BDRs.

12.3.3. The Parties agrees to make an amendment to this Agreement within one (1) business day after the definition of the Proportion of BDRs’ Backing by PRINCIPAL’s relevant bodies, which shall take place before the launch of the initial public offering.

12.4. This Agreement shall be governed by the laws of the Federative Republic of Brazil. If BRADESCO deems that PRINCIPAL’s and its Beneficiaries’ instructions are in disagreement with such legislation, it shall immediately notify PRINCIPAL or the Beneficiaries of such understanding.

12.5. It is hereby established and defined for both Parties, which irrevocably and irreversibly execute this instrument, the absence of any liability or guarantee of BRADESCO for the payment of any event subject matter of this Agreement to the Beneficiaries, it being solely responsible for the performance of the acts and procedures set forth in this Agreement, in accordance with the orders given by PRINCIPAL, and the latter shall defend, exempt and compensate BRADESCO against such liabilities or guarantees, except in cases where BRADESCO has acted with fault or intentional misconduct.

12.6. The Parties, by themselves, their employees or agents, under the penalties of the Law, shall maintain the most complete and absolute confidentiality of any data, materials, details, information, documents, technical and commercial product specifications of each other, and/or of third parties, that they may have knowledge of or access to, or that may be entrusted to them, whether or not related to the provision of the service subject matter of this Agreement. Failure to comply with the provisions of this section shall result in legal penalties, the offender and whoever else caused the violation being accountable, in civil and criminal level, except when the disclosure of such information is required by law, court order or supervisory authority, in which case, the fact shall be immediately communicated to the interested Party.

12.7. The Parties shall not maintain any employment relationship with managers, representatives, employees and/or agents of each other, nor shall any form of association be established between them, therefore each of them shall be particularly and exclusively responsible for the fulfillment of their respective labor, social, social security and occupational obligations according to the subject matter of this Agreement or any amendments hereof, even if there is legislation, case law and/or any other court or out-of-court circumstance that may cause a different construction.

12.8. Each Party is prohibited from using the terms of this Agreement, as well as each other’s trademarks, names and patents, whether in marketing or advertising, without the express prior written authorization of the other, and the aggrieved Party may choose, at its sole discretion, to consider this Agreement automatically terminated, observing the effects of item 8.11, in addition to the infringing Party responding for the application of losses and damages that are assessed, as provided for in the current legislation.

12.9. The Parties hereby irrevocably and irreversibly assume full responsibility for any losses and personal injuries, pain and suffering or property damages that may be suffered and duly proven by the other Party and/or a third party, due to the provision of the service herein agreed, arising from the fault or intentional misconduct of the other Party, its employees or agents.

12.10. Neither Party may assign or transfer, in whole or in part, to third parties, the rights and obligations arising from this Agreement, without the prior and express written consent of the other Party.

12.11. PRINCIPAL hereby acknowledges that the service contracted herein is subject to laws, rules, customs, procedures and practices, which may change from time to time. In the event of a change in legislation that, in whole or in part, limits the provision of the service contracted herein, BRADESCO shall request from PRINCIPAL new instructions as to the procedures to be taken to fulfill the obligations assumed under this Agreement.

12.12. The Parties agree to observe the provisions and obligations of this Agreement, its Exhibit and applicable law, and PRINCIPAL shall be responsible for verifying the responsibilities regarding the issue and distribution of the shares issued by it on behalf of the relevant holders and all willful events, and BRADESCO for the provision of the services contracted herein.

12.13. Acts of God and force majeure are excluded from the responsibility of the Parties, pursuant to article 393 of the Brazilian Civil Code.

12.14. All processes described in Section Three shall be reviewed by BRADESCO and, if applicable, additional documents may be required from the parties involved for proper registration, as well as the processes are subject to confirmation of the authenticity of the order given, for its release, and if all requirements are not met in accordance with the legislation in force at the time the registration takes place and also that allow the correct identification of the Beneficiary, BRADESCO may return the process to the origin, informing the reason for such refusal.

12.15. The Parties represent that they were previously presented with a copy of this Agreement, containing in full all its sections, which has been read and understood in its entirety, agreeing with its express terms.

12.16. The Parties agree, for themselves and their successors, to faithfully comply with this Agreement.

12.17. Taxes due as a direct or indirect result of this Agreement, or its performance, constitute taxpayer’s liability, as defined in the tax legislation.

12.18. Except as otherwise provided in this Agreement and/or the applicable legislation, all costs and expenses, including, but not limited to, attorneys’, financial advisors’ and auditors’ fees and expenses, incurred in connection with this Agreement and the transactions contemplated herein, shall be paid by the Party that incurs these costs and expenses.

12.19. Under no circumstances shall BRADESCO be held responsible for any acts and/or activities described in this Agreement, which have been performed by third parties retained by PRINCIPAL.

12.20. Excluding the obligations imposed on BRADESCO in this Agreement, the provisions of the Brazilian Civil Code in force and other legislation applicable to this Agreement, BRADESCO shall be held harmless from any other liability arising from acts performed with fault or intentional misconduct by PRINCIPAL, its managers, representatives and employees, except in the case of clear fault related to BRADESCO’s responsibilities set forth in this Agreement, duly proven intentional misconduct or bad faith.

12.21. Each of the Parties warrants to the other Party that: (i) it is vested with all powers and authority to execute and fulfill the obligations set forth herein and carry out the transactions contemplated herein; and (ii) the execution and performance of this Agreement do not result in violation of any third-party rights, applicable law or regulation, neither in violation, non-compliance or default of any agreement, instrument or document of which it is a party or by which has any of its properties bound and/or affected, nor in the need to obtain any authorization under any agreement, instrument or document of which it is a party or by which it has any of its properties bound and/or affected.

12.22. This Agreement constitutes the entire understanding and agreement between the Parties and supersedes all prior oral or written warrants, conditions, promises, representations, contracts and agreements regarding the subject matter of this Agreement.

12.23. The Parties jointly and expressly represent that this Agreement was executed observing the principles of honesty and good faith, by free, conscious and firm manifestation of intent and in perfect equity.

12.24. If, as a result of any unappealable court decision, any provision or term of this Agreement is considered null or void, such nullity or voidability shall not affect the validity of the other sections of this Agreement not affected by the declaration of nullity or annulment.

12.25. The Parties represent and mutually warrant, including before their providers of goods and services, that:

a) carry out their activities in accordance with the current legislation applicable to them, and that they hold the necessary approvals for the execution of this Agreement and for the fulfillment of the obligations set forth herein;

b) do not use illegal work and undertake not to use work practices similar to slavery, or child labor, except for the latter as an apprentice, with due regard for the provisions of the Consolidated Labor Laws, whether directly or indirectly, through their respective providers of goods and services;

c) do not employ minors up to 18-yo, including minor apprentices, in places that are harmful to their formation, physical, psychological, moral and social development, as well as in dangerous or unhealthy places and services, at times that do not allow school attendance and also at nighttime, considering this the period between ten p.m. (22:00) and five a.m. (5:00);

d) do not use practices of negative discrimination and limiting access to the employment relationship or its maintenance, such as, but not limited to, reasons of sex, origin, race, color, physical condition, religion, marital status, age, family situation or pregnancy status;

e) undertake to protect and preserve the environment, as well as to prevent and eradicate practices harmful to the environment, providing their services in compliance with current legislation regarding the National Policy on the Environment and Environmental Crimes (Política Nacional do Meio Ambiente e dos Crimes Ambientais), as well as legal, normative and administrative acts relating to the environmental and related area, issued by the Federal, State and Municipal levels.

12.26. PRINCIPAL, as represented herein, represents to be aware of the provisions of BRADESCO Organization’s Code of Ethical Conduct, the copy of which is available on the website www.bradesco.com.br/ri, link Corporate Governance / Codes of Ethics, as well as the commitment to comply with it and cause its employees or agents to comply with it.

12.27. The Parties undertake to take the necessary and appropriate measures, as provided for in BACEN Circular No. 2,852/98, in CVM Instruction No. 617/19 and subsequent amendments, in order to prevent and fight activities related to crimes of “money laundering” or concealment of assets, rights and amounts identified by Law No. 9,613/98.

12.28. The Parties irrevocably and irreversibly represent to each other that their controllers, directors, managers and employees know and fully comply with the provisions of the national or international laws, regulations and normative provisions addressing anti-corruption and bribery, including demanding the same from its service providers, subcontractors and agents.

12.28.1. The Parties mutually warrant that they shall refrain from any improper, irregular or illegal conduct and that they shall not take any action, one on behalf of the other, and/or that they shall not perform any act that may directly or indirectly favor each other or any of the companies of their respective economic conglomerates, contrary to applicable laws in Brazil or abroad.

12.28.2. If any of the Parties becomes involved in any situation related to corruption or bribery, as a result of an action taken by the other Party or its controllers, directors, managers, employees and service providers, including its subcontractors and agents, the Party causing such situation undertakes to assume the respective burden, including as to submit the documents that may assist the other Party in its defense.

12.28.3. The Parties represent and warrant that, in relation to the obligations directly or indirectly connected to the activities established in this instrument, any situation involving public or private active corruption and/or bribery, or any other act offering an improper advantage in exchange for formalizing the relevant contracts has not occurred and shall not occur, and the legal provisions applicable to this type of conduct in force in the jurisdiction in which the Parties are incorporated and in the jurisdictions in which such Parties operate shall be observed.

12.29. The Parties undertake to comply with all applicable legislation on information security, privacy and data protection, including (whenever and when applicable) the Federal Constitution, the Consumer Protection Code, the Civil Code, the Brazilian Civil Rights Framework for the Internet (Federal Law No. 12,965/2014), its regulatory decree (Decree No. 8,771/2016), the General Data Protection Law (Federal Law No. 13,709/2018), and other sector or general rules on the subject, undertaking only to process the data mentioned and/or in the forms set forth this instrument; upon express instructions from the data controller; or with due legal basis, without transferring them to any third party, unless expressly authorized by the latter or any other instrument that binds them.

12.30. The Courts of the Judicial District of the Capital City of the State of São Paulo are elected to settle any matters arising from this Agreement.

(Space intentionally left blank.)

In witness whereof, the Parties execute this Agreement in two (2) counterparts of equal content and for a single effect.

Osasco, SP, August 31, 2021.

BANCO BRADESCO S.A.

/s/ Francisco Borges Neto

Francisco Borges Neto

Executive Superintendent

/José Donizetti De Oliveira

JOSÉ DONIZETTI DE OLIVEIRA

Business Management Manager

08/31/2021

NU HOLDINGS LTD.

/s/ David Velez

David Velez

CEO

WITNESSES:

1. /s/ Marcio José Gomes Faria Name: MARCIO JOSÉ GOMES FARIA Identity Card (RG) No.: 275536336 Individual Taxpayer’s Register of the Ministry of Economy (CPF/ME) No.: 14792758831	2. /s/ Aloma Miranda Name: Aloma Miranda Identity Card (RG) No.: 12848544-26 Individual Taxpayer’s Register of the Ministry of Economy (CPF/ME) No.: 124571907-62

EXHIBIT I – SERVICE PROVISION COMMISSION

For the provision of services of BDR Issuing Depositary Bank, we present the following commission structure.

1. INITIAL CONTRACTING COST

When contracting the provision of services of BDR Issuing Depositary Bank, comprising the processes of implementation, participation in the registrations of the BDR Program with CVM and B3 and compliance with the operating procedures, the issuer shall be charged a single cost of Fifty-Five thousand reais (BRL 55,000.00).

This amount shall be charged from the moment PRINCIPAL issues the Shares and makes them available, through the Custodian, so that BRADESCO may issue the BDRs. No amount shall be charged to PRINCIPAL until the latter obtains the registration of the initial public offering of the BDRs with CVM.

2. MAINTENANCE COST OF THE BDR PROGRAM AND REGISTERED INVESTORS.

2.1. Maintenance:

By way of maintenance, the issuing company shall be charged, for the provision of services of BDR Issuing Depositary Bank (Asset Bookkeeping), the monthly amount according to blocks of the number of investors in NUBANK base, always calculated on the last day of the month, as shown in the table below:

	BLOCKS		ACCRUED
	Investors	BRL/month	Investors	BRL/month
Block 1	500,000	58,500.00	500,000	58,500.00
Block 2	500,000	50,000.00	1,000,000	108,500.00
Block 3	1,000,000	49,000.00	2,000,000	157,500.00
Block 4	1,000,000	40,500.00	3,000,000	198,000.00
Block 5	2,000,000	49,500.00	5,000,000	247,500.00
Block 6	2,000,000	40,500.00	7,000,000	288,000.00

2.2. VARIABLE COST

If used, the company shall be charged the costs of the services as shown in the table below:

SERVICES	BRL
WILLFUL EVENTS (DIVIDENDS, JSCP (INTEREST ON NET EQUITY), STOCK DIVIDEND, STOCK SPLITS, REVERSE SPLIT, SUBSCRIPTION, REDEMPTION, ETC.)

Calculation of Willful Events (per willful calculation)	EXEMPT

PAYMENT MADE (per shareholder and type of payment)

Bradesco Account Holder	1.50

Account Holder of other Banks (not including the Central Bank rate)	2.50

At Bradesco Branches	2.50

OPERATIONS (per registration) Note: Bradesco does not charge for operations made at B3 (buy/sell).

Approved Event (Stock Dividend, Stock Split, Reverse Split, Subscription, Redemption, Cancellation, Merger, Spin-off and other resolutions)	EXEMPT

Registration of Liens (Connections and Releases)	3.00

Custody Operation (CBLC (Brazilian Settlement and Custody Company)/CETIP (Center of Custody and Financial Settlement of Securities) Deposit and Withdrawal)	3.00

Transfer between Accounts (Causa Mortis, Off-Board, Gift, Account Grouping, Court Order, etc.)	3.00

Change of Register	3.00

ISSUE OF NOTICES (per issued unit, not including postage cost)

Credit and Receipt Notices, Proof of JSCP-IN SRF 41, Earnings Statements, Stock Operation Statement and Subscription Instrument, Business Reply Mail to Investors (surveys and information request).	If any, it shall be agreed with PRINCIPAL

SUBSCRIPTION (per effective instrument)	4.00

DISTANCE VOTE

Individuals – unit cost per vote cast, only Bradesco Bookkeeper Bradesco Legal Entities – unit cost per vote cast, only Bradesco Bookkeeper	3.00 10.00

SPECIFIC SERVICES/REPORTS REQUESTED	Upon consultation

Due to the costs described above, we shall provide to the companies the following services:

• Service to Investors throughout Bradesco’s network of branches;

• Maintenance of investor database, documentation of records made by the investors, filing and microfilming of documents used;

• Preparation and availability of management reports for the base of active Investors, such as: Register, Positions, Operations, Paid Events (dividends / JSCP), Non-Paid Events (Stock Dividend, Stock Split, Subscription) and Investors in custody at CBLC and custody operations occurred at CBLC in the “format” and “frequency” previously established by the company;

• Access to Bradesco’s Book-Entry Assets System (via internet) to obtain information on Investors (Stock position, history, operations, payments made and/or pending DIV./JSCP, List of Investors), considering the position in Bradesco’s + B3’s Books. The system also allows the electronic generation of reports in TXT or EXCEL format;

• To cover the payment of willful events (Own JSC, Dividends and others), the issuing company may credit the amount to a current account, in reserve at Bradesco, until 10:00 a.m., on the day of the actual payment of the event;

• Forms for Bookkeeping Processes (Change of Register, Transfer Order, Information Request and Research);

• Inclusion of your company’s “Logo” in operation statements.

2.3. TRANSFER OF COSTS

Bradesco shall transfer the following costs to the company, when they occur, which are not included in the items above:

Postage Service Fee:

Fee charged by the service provider for posting documents “Correios” (Post Office), when issuing statements, notices and communications to the shareholders, at the amounts charged on the date on which the documents are sent.

Fees and Emoluments:

Fee charged by the Board of Commerce or Registry Office responsible for registering the book, at the amount charged on the date on which the registration of the Book occurs.

DOC / TED Fee:

Issue fee of Credit Transfer Document – DOC or Electronic Funds Transfer – TED charged by the Central Bank of Brazil in the payment of events to the shareholders that are account holders of other banks, at the amounts charged on the date on which the payments occur.

3. ISSUER’S EXPENSES IN BDRS.

3.1. ISSUER’S EXPENSES ON CORPORATE EVENTS IN BDRs

Specifically for the operations of issue and/or cancellation of BDRs arising from Corporate Events exclusively involving Nubank, such as: Offers, Stock Dividend, Stock Split, Reverse Split, Spin-off, Merger, Consolidation, BDR Repurchase and Cancellation, involving vehicles and/or individuals who/which directly or indirectly participate in Nubank’s control block, the unit values shall be applied in the operations of issue or cancellation of BDRs, according to the range of the number of BDRs to be issued and/or canceled, as follows:

RANGE OF THE NUMBER OF BDRS	VALUE PER BDR (BRL)	MAXIMUM LIMIT PER RANGE (IN BRL)
From 0 to 100,000,000	0.0015	150,000.00
From 100,000,001 to 250,000,000	0.0008	200,000.00
From 250,000,001 to 500,000,000	0.0006	300,000.00
From 500,000,001 to 1,000,000,000	0.0004	400,000.00
Above 1,000,000,001	0.0002	500,000.00

3.2. EXPENSES WITH THE CUSTODIAN BANK BACKING BDRs

All expenses related to the services of the Custodian Bank for the maintenance in custody of the Shares backing issued BDRs shall be PRINCIPAL’s responsibility.

4. EXPENSES OF BDR BENEFICIARIES.

Fees to be charged to BDR Beneficiaries by the Depositary

SERVICES	VALUES IN BRL
1. Issue and Cancellation per BDR (Operation) *	0.10
2. Transfer of BRDs’ Ownership Off-Board (by over-the-counter transfer process, causa mortis, court order, gift and others).	50.00

*	Issue and Cancellation of BDRs (operation):

For BDR balance operation processes carried out by the BDR holders through BDR issue/cancellation requests, we shall charge the compensation fee per BDR issued and/or canceled in the amount of ten centavos (BRL 0.10), to be paid to Bradesco by the beneficiaries of the BDRs.

5. COST OF SPECIFIC SERVICES

The company shall be charged, upon submission and approval of a budget, when requested, for the development and/or preparation of specific reports, which shall be carried out by Bradesco and submitted for approval by the company.

6. CHARGE FOR THE SERVICE PROVISION

The charge is made on the fifteenth (15th) day of each month, or on the first following business day, following the month of the provision of Issuing and Depositary Bank services, by debiting company’s current account, FX remittance, payment through DOC or TED, or through a Bank-issued invoice by PRINCIPAL on behalf of BRADESCO, starting after implementing the shareholders in Bradesco’s Asset Bookkeeping System.

7. UPDATE OF SERVICE PROVISION COSTS

The costs shall be annually updated by IGPM – FGV (General Market Price Index – Getúlio Vargas Foundation) and, in case of extinction, we shall adopt the substitute index contained in the Law.

8. PENALTIES

8.1. The default, by either Party, of any of the payment obligations set forth in this Agreement shall characterize, by operation of law, regardless of any notice or notification, the arrears of the defaulting Party, subjecting it to the payment of the following arrears charges: (i) interest for late payment of one percent (1%) per month, calculated pro rata temporis from the date on which the payment was due until the date of its actual payment; (ii) conventional non-compensatory fine of two percent (2%), calculated on the relevant amount due; and (iii) in any event, the amount due shall be adjusted for inflation from the date of its original maturity based on the accrued index of variation of IPCA (Broad Consumer Price Index) – IBGE (Brazilian Institute of Geography and Statistics), as released by Fundação Getúlio Vargas or another that may replace it.

8.2. Failure to comply with any condition set forth in this Agreement by either Party, which does not fall under Section 10.1 above, and provided that it is duly proven in a final and unappealable court decision, shall compel the infringing Party to respond for any losses and/or damages resulting from intentional misconduct, fraud and/or fault, being also responsible for the fines, adjustments for inflation and interest arising therefrom, calculated as provided for in the legislation in force.

8.3. No delays arising from system and/or communication failures between the Parties shall be penalized, except when caused by negligence or intentional misconduct, which, nevertheless, shall endeavor to immediately correct such failures.